Exhibit 99.5

745 Seventh Avenue New York, NY 10019 United States

April 1, 2014

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated March 11, 2014, to the Board of Directors of EPL Oil & Gas, Inc. (“EPL”), as an Annex to the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of Energy XXI (Bermuda) Limited (“EXXI”), as filed by EXXI on April 1, 2014 (the “Registration Statement”), relating to the proposed business combination transaction between EPL and EXXI and (ii) the references to such opinion and our firm in the Registration Statement under the headings “Summary – The Meetings – Opinion of EPL’s Financial Advisor”, “The Merger – Background of the Merger”, “The Merger – EPL’s Reasons for the Merger; Recommendation of the EPL Board of Directors”, “The Merger – Opinion of EPL’s Financial Advisor” and “The Merger – Certain Prospective Unaudited Financial and Operating Information of EXXI and EPL”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours, BARCLAYS CAPITAL INC.

By:	/s/ Christopher Watson
Name:	Christopher Watson
Title:	Managing Director